                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   __________


                                    FORM S-8


                 REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933



                             3DFX INTERACTIVE, INC.
            --------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


             CALIFORNIA                                 77-0390421
   -------------------------------              -----------------------
(State of incorporation or organization)           (IRS Employer
                                                    Identification No.)


                            4435 Fortran Drive
                           San Jose, California              95134
                   -------------------------------        -----------
              (Address of principal executive offices)     (Zip Code)

                      1999 SUPPLEMENTARY STOCK OPTION PLAN
            --------------------------------------------------------
                             (Full title of the plans)

                                  DAVID ZACARIAS
                     Chief Financial Officer and Secretary
                             3DFX INTERACTIVE, INC.
                              4435 Fortran Drive
                           San Jose, California  95134
                               (408) 935-4400
            --------------------------------------------------------
(Name, address, and telephone number, including area code, of agent for service)

                           CALCULATION OF REGISTRATION FEE
            --------------------------------------------------------
                                        Proposed        Proposed
Title of Each Class of                   Maximum         Maximum      Amount of
Securities to be       Amount to be   Offering Price    Aggregate  Registration
Registered              Registered       Per Share    Offering Price    Fee
--------------------------------------------------------------------------------
Common Stock, no par
value(1)                  1,000,000        $10.75(2)    $10,750,000   $2,988.50
--------------------------------------------------------------------------------

(1) Includes Preferred Share Purchase Rights, which, prior to the occurrence certain events, will not be exercisable or evidenced separately from the Common Stock.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on September 2, 1999.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

There are hereby incorporated by reference the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

   (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by Amendment No. 1 to Annual Report on Form 10-K.

   (b)  (1)     The Registrant's Quarterly Report on Form 10-Q for
the fiscal quarter ended April 30, 1999, filed pursuant to Section 13(a) of the Exchange Act, as amended by Amendment No. 1 to Form 10-Q.
        (2) The Registrant's Current Report on Form 8-K filed with the Commission on March 30, 1999.
        (3) The Registrant's Current Report on Form 8-K filed with the Commission on May 21, 1999.
        (4) The Registrant's Amended Current Report on Form 8-K/A filed with the Commission on July 27, 1999.

   (c) The description of the Registrant's Common Stock which is contained in items 1 and 2 of its Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act on June 4, 1997, and the description of the Registrant's Preferred Share Purchase Rights which is contained in items 1 and 2 of its Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act on November 9, 1998, and any further amendment or report filed hereafter for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

As permitted by Section 204(a) of the California General
Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for
(i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. The Registrant has entered into Indemnification Agreements with its directors and executive officers.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Number    Document


4.1 1999 Supplementary Stock Option Planand for of Stock Option Agreement thereunder.

5.1     Opinion of Wilson Sonsini Goodrich & Rosati, a
        Professional Corporation.

23.1    Consent of Independent Accountants.

23.2    Consent of Counsel (contained in Exhibit 5.1).

24.1    Power of Attorney (see page II-4).

Item 9.         Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the California General Corporations Code, the Restated Articles of Incorporation or the Bylaws of Registrant, Indemnification Agreements entered into between Registrant and its officers and directors, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, 3Dfx Interactive, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 7th day of September, 1999.
                                            3DFX INTERACTIVE, INC.
                                            (Registrant)

                                            By:  /S/ L. GREGORY BALLARD
                                                 L. Gregory Ballard
                                                 President and Chief
                                                 Executive Officer

                             POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, L. Gregory Ballard and David Zacarias his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                         Title                     Date
---------------------------  ----------------------------------  -------------
  /s/ L. GREGORY BALLARD     President, Chief Executive       September 7, 1999
---------------------------    Officer and Director
     (L. Gregory Ballard)    (Principal Executive Officer)

  /s/ DAVID ZACARIAS        Vice President of Finance and     September 7, 1999
---------------------------    Chief Financial Officer
     (David Zacarias)        (Principal Financial and
                             Accounting Officer)

 /s/ GORDON A. CAMPBELL      Chairman of the Board            September 7, 1999
---------------------------
     (Gordon A. Campbell)

  /s/ JAMES WHIMS           Director                          September 7, 1999
---------------------------
     (James Whims)

  /s/ PHILIP M. YOUNG       Director                          September 7, 1999
---------------------------
     (Philip M. Young)

  /s/ ANTHONY SUN           Director                          September 7, 1999
---------------------------
     (Anthony Sun)
Vice President, Finance and

  /s/ ALEX LEUPP            Director                          September 7, 1999
---------------------------
     (Alex Leupp)

  /s/ SCOTT D. SELLERS      Director                          September 7, 1999
---------------------------
     (Scott D. Sellers)

  /s/ JAMES WHIMS           Director                          September 7, 1999
---------------------------
     (James Whims)

  /s/ WILLIAM OGLE          Director                          September 7, 1999
---------------------------
     (William Ogle)

  /s/ JAMES L. HOPKINS      Director                          September 7, 1999
---------------------------
     (James L. Hopkins)


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                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                    ___________________________________
                                 EXHIBITS
                    ___________________________________


                             INDEX TO EXHIBITS

Exhibit
Number         Documents
4.1 1999 Supplementary Stock Option Plan and form of Stock Option Agreement thereunder

5.1   Opinion of Wilson Sonsini Goodrich & Rosati, a Professional Corporation

23.1  Consent of Independent Accountants

23.2  Consent of Counsel (included in Exhibit 5.1)

24.1  Power of Attorney (see page II-4)